Exhibit 99.1

LIFEWAY FOODS EXPECTS TO REALIZE $5 MILLION NET GAIN FROM SALE OF SIMPLE FOODS TO FLOWERS FOODS

Gain comes as a result of early investment in Simple Mills made by Lifeway in 2015

MORTON GROVE, Ill., February 11, 2025-- Lifeway Foods, Inc. (NASDAQ: LWAY) ("Lifeway" or the "Company"), a leading U.S. supplier of kefir and fermented probiotic products to support the microbiome, expects to realize approximately $5 million of net profit as a result of the recently announced sale of Simple Foods to Flowers Foods. Lifeway was an early investor in Simple Foods in 2015 and since that time, the Company has already realized a $1.5 million gain in 2019, bringing the total expected net proceeds to Lifeway of approximately $6.5 million.

“We extend our congratulations to Simple Mills and its CEO Katlin Smith for its successful exit based on the impending $795 million acquisition by Flowers Foods,” said Julie Smolyansky, Lifeway’s CEO. “When we first invested in Simple Mills we saw the potential growth of the company and we are delighted that Lifeway’s shareholders will benefit from our early investment,” added Ms. Smolyansky.

The acquisition of Simple Mills is subject to regulatory approval and is projected to close during the first quarter of 2025.

Lifeway’s Board of Directors affirms its support for the management of the Company by Julie Smolyansky who was responsible for the early investment in Simple Mills.

About Lifeway Foods, Inc.

Lifeway Foods, Inc., which has been recognized as one of Forbes' Best Small Companies, is America's leading supplier of the probiotic, fermented beverage known as kefir. In addition to its line of drinkable kefir, the company also produces a variety of cheeses and a ProBugs line for kids. Lifeway's tart and tangy fermented dairy products are now sold across the United States, Mexico, Ireland, South Africa, United Arab Emirates and France. Learn how Lifeway is good for more than just you at lifewayfoods.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations for our business, operations, financial performance or condition. These statements use words such as "continue," "believe," "expect," "anticipate," "plan," "project," "estimate," "outlook," and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could." You are cautioned not to rely on these forward-looking statements. These forward-looking statements are made as of the date of this press release, are based on current expectations of future events and thus are inherently subject to a number of risks and uncertainties, many of which involve factors or circumstances beyond Lifeway's control. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from Lifeway's expectations and projections. These risks, uncertainties and other factors include: price competition; the decisions of customers or consumers; the actions of competitors; changes in the pricing of commodities; the effects of government regulation; possible delays in the introduction of new products; customer acceptance of products and services; and other factors discussed in Part I, Item 1A "Risk Factors" of Lifeway's Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Lifeway expressly disclaims any obligation to update any forward-looking statements (including, without limitation, to reflect changed assumptions, the occurrence of anticipated or unanticipated events or new information), except as required by law.

Contacts:

Perceptual Advisors
Dan Tarman
Email: dtarman@perceptualadvisors.com

Derek Miller
Vice President of Communications, Lifeway Foods
Email: derekm@lifeway.net